Cooper Standard Reports Record Sales, Strong Net Income and Record Adjusted EBITDA

NOVI, Mich., August 3, 2017 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter and first half of 2017.

Second Quarter 2017 Highlights

•	Sales increased 3.4 percent to a record $909.1 million

•	Net income increased to $40.5 million or $2.14 per diluted share

•	Adjusted EBITDA increased 4.8 percent to a record $113.8 million

•	Adjusted net income totaled $49.0 million or $2.60 per diluted share

•	Second major production order for FortrexTM awarded

During the second quarter of 2017, the Company generated strong net income of $40.5 million, or $2.14 per diluted share, and adjusted EBITDA of $113.8 million on sales of $909.1 million. These results compare to net income of $40.2 million, or $2.16 per diluted share, and adjusted EBITDA of $108.6 million on sales of $879.3 million in the second quarter of 2016. The Company’s adjusted EBITDA as a percent of sales for the second quarter of 2017 increased 20 basis points to 12.5 percent compared to 12.3 percent in the second quarter of 2016.

“We continue to drive value through culture, innovation and results,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are attracting and developing diverse talent, supported by our unique culture, launching breakthrough innovations, delivering results by growing in key markets, as well as improving operational efficiency globally.”

The Company's second quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $49.0 million, or $2.60 per diluted share, compared to $52.2 million, or $2.81 per diluted share in the second quarter of 2016. The change in adjusted net income was driven primarily by discrete tax adjustments for excess tax benefits on share-based compensation recorded in the second quarter of 2016.

For the first six months of 2017, the Company reported net income of $82.2 million, or $4.34 per diluted share, and adjusted EBITDA of $224.8 million on sales of $1.81 billion. By comparison, the Company reported net income of $71.5 million, or $3.83 per diluted share, and adjusted EBITDA of $212.1 million on sales of $1.74 billion in the first six months of 2016. The Company’s adjusted EBITDA margin for the first six months of 2017 increased 20 basis points to 12.4 percent compared to 12.2 percent in the first six months of 2016.

Adjusted net income for the first six months of 2017 was $104.9 million or $5.54 per diluted share. This compares to adjusted net income of $100.3 million or $5.37 per diluted share in the first six months of 2016.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share are non-GAAP measures. Definitions of these measures and reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the second quarter, Cooper Standard launched 54 new customer programs and was awarded $96.4 million in annual net new business. Among the new business awards, the Company received its second significant production contract for FortrexTM premium static sealing system products. FortrexTM is a new, proprietary material science technology that provides significant weight reduction and performance improvements versus traditional EPDM and TPV-based sealing systems.

In addition to the core automotive applications for FortrexTM, the Company is continuing to pursue a complementary adjacent market strategy for its innovative material science and technologies. During the second quarter, the Company entered into its first agreement to license FortrexTM technology outside of the automotive industry, which is aligned with the Company's adjacent markets strategy. Successful execution of the adjacent markets strategy is expected, in the long term, to increase return on invested capital by expanding sales opportunities, accelerating the value stream of FortrexTM and other innovative material science technologies, and further diversifying the revenue and profit base of the Company.

In June, the Company celebrated the opening of a new, state-of-the-art technical testing and prototype center in China. The new facility enhances the Company's ability to provide leading technical support to its customers in the region by increasing in-house design and product validation capabilities, and reducing the time required for new product design and development.

Consolidated Results

Second quarter 2017 sales increased by $29.8 million or 3.4 percent compared to the second quarter of 2016. The year-over-year variance was largely attributable to net favorable volume and mix, and the impact of acquisitions and divestitures, partially offset by price reductions and the impact of foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales in the second quarter were $893.2 million, an increase of 1.6 percent over the second quarter 2016.

Second quarter adjusted EBITDA increased by $5.2 million or 4.8 percent compared to the second quarter of 2016. The year-over-year variance was primarily attributable to operating efficiencies, the impact of acquisitions and divestitures, and supply chain optimization initiatives, partially offset by unfavorable vehicle production mix, price reductions and higher net compensation-related costs.

Segment Results

North America

The Company's North America segment reported sales of $481.6 million in the second quarter, an increase of 4.5 percent when compared to $460.7 million in sales reported in the second quarter 2016. The year-over-year change was largely attributable to favorable volume and mix and the acquisition of AMI Industries' fuel and brake business. Excluding the impact of acquisitions and foreign currency exchange rates, North America segment sales were $466.7 million, which represents organic growth of $6.0 million or 1.3 percent compared to the second quarter of 2016.

North America segment profit was $64.5 million, or 13.4 percent of sales, in the second quarter. This compared to segment profit of $60.6 million or 13.2 percent of sales in the second quarter 2016. The year-over-year increase was driven primarily by gains in operating efficiencies and the acquisition of AMI Industries, partially offset by price reductions, unfavorable vehicle production mix and higher net compensation-related costs.

Europe

The Company's Europe segment reported sales of $260.4 million in the second quarter, compared to $282.3 million in the second quarter 2016. The year-over-year change was primarily attributable to unfavorable volume and mix, foreign exchange and price reductions.

The Europe segment reported a loss of $3.1 million in the second quarter compared to segment profit of $0.7 million in the second quarter of 2016. The year-over-year change was primarily attributable to unfavorable volume and mix, price reductions and the impact of wage and general inflation, partially offset by restructuring savings and improvements in operating efficiency.

Asia Pacific

The Company's Asia Pacific segment reported sales of $140.8 million in the second quarter, an increase of 21.2 percent when compared to sales of $116.2 million in the second quarter 2016. The year-over-year variance was largely attributable to improved volume and mix, and the consolidation of the Company's sealing joint venture in Guangzhou, China. These items were partially offset by unfavorable foreign exchange and customer price reductions. Excluding the impact of acquisitions and foreign currency exchange rates, Asia Pacific segment sales were $130.2 million, which represents organic growth of $14.0 million or 12.0 percent compared to the second quarter of 2016.

Asia Pacific segment profit was $4.5 million in the second quarter, compared to $0.5 million in the second quarter 2016. The year-over-year improvement was driven primarily by increased operating efficiencies, favorable volume and mix, and the consolidation of the Guangzhou joint venture, partially offset by customer price reductions and investments to support growth.

South America

The Company's South America segment reported sales of $26.2 million in the second quarter, an increase of 30.7 percent when compared to sales of $20.1 million in the second quarter of 2016. The increase was largely attributable to improved volume and mix and favorable foreign exchange.

The South America segment reported a loss of $3.8 million in the second quarter, compared to a segment loss of $5.6 million in the second quarter of 2016. The improvement was due largely to increased operating efficiencies and improved volume and mix.

Liquidity and Cash Flow

At June 30, 2017, Cooper Standard had cash and cash equivalents totaling $400.2 million. Net cash provided by operating activities in the second quarter 2017 was $60.6 million and free cash flow for the quarter (defined as net cash provided by operating activities minus capital expenditures) was $20.7 million.

During the quarter, the Company repurchased 92,409 shares of its outstanding common stock at a cost of $9.3 million.

In addition to cash and cash equivalents, the Company had $179.9 million available under its amended senior asset-based revolving credit facility (“ABL”) for total liquidity of $580.1 million at June 30, 2017.

Total debt at June 30, 2017 was $752.8 million. Net debt (defined as total debt minus cash and cash equivalents) was $352.6 million. Cooper Standard’s net leverage ratio at June 30, 2017 was 0.8 times trailing 12 months adjusted EBITDA.

During the quarter, Cooper Standard entered into a second amendment to its Term Loan Facility to reduce the interest rate. The lower rate will reduce cash interest expense by approximately $1.5 million annually through the remaining term of the loan.

Outlook

Based on the positive results achieved in the second quarter and year-to-date, the Company is on track to meet previously issued full year guidance ranges. The Company reiterates its full year 2017 guidance as follows:

	Previous Guidance (2/16/2017)	Current Guidance
Sales	$3.48 - $3.53 billion	Unchanged
Adjusted EBITDA Margin[1]	12.3% - 12.8%	Unchanged
Capital Expenditures	$165 - $175 million	Unchanged
Cash Restructuring	$45 - $55 million	Unchanged
Effective Tax Rate	26% - 29%	Unchanged
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We do not provide guidance on net income margin. Full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year end.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 4, 2017 at 9 a.m. ET to discuss its second quarter 2017 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard's Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008494 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors' portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (1)	2017	2016
Sales	$909,145	$879,304	$1,811,196	$1,741,801
Cost of products sold	736,905	707,343	1,468,871	1,410,016
Gross profit	172,240	171,961	342,325	331,785
Selling, administration & engineering expenses	86,104	92,672	173,738	176,130
Amortization of intangibles	3,536	3,239	7,131	6,517
Impairment charges	—	—	4,270	—
Restructuring charges	8,323	12,206	18,311	23,038
Other operating loss	—	—	—	155
Operating profit	74,277	63,844	138,875	125,945
Interest expense, net of interest income	(10,293)	(9,995)	(21,532)	(19,747)
Equity in earnings of affiliates	1,400	2,667	3,075	4,437
Loss on refinancing and extinguishment of debt	(1,020)	—	(1,020)	—
Other expense, net	(2,184)	(255)	(2,824)	(8,071)
Income before income taxes	62,180	56,261	116,574	102,564
Income tax expense	20,530	16,021	32,420	30,787
Net income	41,650	40,240	84,154	71,777
Net income attributable to noncontrolling interests	(1,194)	(51)	(1,992)	(265)
Net income attributable to Cooper-Standard Holdings Inc.	$40,456	$40,189	$82,162	$71,512

Weighted average shares outstanding
Basic	17,863,203	17,242,277	17,803,430	17,342,321
Diluted	18,865,967	18,591,647	18,919,591	18,669,123

Earnings per share:
Basic	$2.26	$2.33	$4.61	$4.12
Diluted	$2.14	$2.16	$4.34	$3.83
(1) Certain amounts have been recast due to the adoption of ASU 2016-09.

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$400,186	$480,092
Accounts receivable, net	546,522	460,503
Tooling receivable	108,155	90,974
Inventories	168,397	146,449
Prepaid expenses	39,392	37,142
Other current assets	89,895	81,021
Total current assets	1,352,547	1,296,181
Property, plant and equipment, net	886,975	832,269
Goodwill	169,304	167,441
Intangible assets, net	75,132	81,363
Other assets	103,579	114,448
Total assets	$2,587,537	$2,491,702

Liabilities and Equity
Current liabilities:
Debt payable within one year	$29,817	$33,439
Accounts payable	496,162	475,426
Payroll liabilities	130,501	144,812
Accrued liabilities	108,927	105,665
Total current liabilities	765,407	759,342
Long-term debt	722,988	729,480
Pension benefits	179,922	172,950
Postretirement benefits other than pensions	55,300	54,225
Other liabilities	46,174	53,914
Total liabilities	1,769,791	1,769,911
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	18	17
Additional paid-in capital	515,154	513,934
Retained earnings	495,190	425,972
Accumulated other comprehensive loss	(219,632)	(242,563)
Total Cooper-Standard Holdings Inc. equity	790,730	697,360
Noncontrolling interests	27,016	24,431
Total equity	817,746	721,791
Total liabilities and equity	$2,587,537	$2,491,702

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2017	2016 (1)
Operating Activities:
Net income	$84,154	$71,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,914	53,856
Amortization of intangibles	7,131	6,517
Impairment charges	4,270	—
Share-based compensation expense	11,694	10,909
Equity in earnings of affiliates, net of dividends related to earnings	2,307	(1,415)
Loss on refinancing and extinguishment of debt	1,020	—
Other	9,829	947
Changes in operating assets and liabilities	(114,141)	(27,350)
Net cash provided by operating activities	64,178	115,241
Investing activities:
Capital expenditures	(98,149)	(81,429)
Loan to affiliate	—	(4,906)
Acquisition of businesses, net of cash acquired	—	(3,020)
Proceeds from sale of fixed assets and other	348	73
Net cash used in investing activities	(97,801)	(89,282)
Financing activities:
Principal payments on long-term debt	(11,297)	(4,886)
Increase in short-term debt, net	541	1,331
Restricted cash deposit for overdraft facility	—	(25,000)
Repurchase of common stock	(7,514)	(23,800)
Proceeds from exercise of warrants	707	413
Taxes withheld and paid on employees' share based payment awards	(11,671)	(4,896)
Other	(792)	43
Net cash used in financing activities	(30,026)	(56,795)
Effects of exchange rate changes on cash and cash equivalents	(16,257)	(7,861)
Changes in cash and cash equivalents	(79,906)	(38,697)
Cash and cash equivalents at beginning of period	480,092	378,243
Cash and cash equivalents at end of period	$400,186	$339,546
(1) Certain amounts have been recast due to the adoption of ASU 2016-09.

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company's core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income and adjusted diluted net income, respectively, divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company's results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company's future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (1)	2017	2016
Net income attributable to Cooper-Standard Holdings Inc.	$40,456	$40,189	$82,162	$71,512
Income tax expense	20,530	16,021	32,420	30,787
Interest expense, net of interest income	10,293	9,995	21,532	19,747
Depreciation and amortization	33,188	30,169	65,045	60,374
EBITDA	$104,467	$96,374	$201,159	$182,420
Restructuring charges	8,323	12,206	18,311	23,038
Impairment charges (2)	—	—	4,270	—
Loss on refinancing and extinguishment of debt (3)	1,020	—	1,020	—
Secondary offering underwriting fees and other expenses (4)	—	—	—	6,500
Other	—	—	—	155
Adjusted EBITDA	$113,810	$108,580	$224,760	$212,113

(1)	Certain amounts have been recast due to the adoption of ASU 2016-09.

(2)	Impairment charges related to fixed assets.

(3)	Loss on refinancing and extinguishment of debt related to the May 2017 amendment of the Term Loan Facility.

(4)	Fees and other expenses associated with the March 2016 secondary offering.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (1)	2017	2016
Net income attributable to Cooper-Standard Holdings Inc.	$40,456	$40,189	$82,162	$71,512
Restructuring charges	8,323	12,206	18,311	23,038
Impairment charges (2)	—	—	4,270	—
Loss on refinancing and extinguishment of debt (3)	1,020	—	1,020	—
Secondary offering underwriting fees and other expenses (4)	—	—	—	6,500
Other	—	—	—	155
Tax impact of adjusting items (5)	(780)	(206)	(875)	(864)
Adjusted net income	$49,019	$52,189	$104,888	$100,341

Weighted average shares outstanding:
Basic	17,863,203	17,242,277	17,803,430	17,342,321
Diluted	18,865,967	18,591,647	18,919,591	18,669,123

Earnings per share:
Basic	$2.26	$2.33	$4.61	$4.12
Diluted	$2.14	$2.16	$4.34	$3.83

Adjusted earnings per share:
Basic	$2.74	$3.03	$5.89	$5.79
Diluted	$2.60	$2.81	$5.54	$5.37

(1)	Certain amounts have been recast due to the adoption of ASU 2016-09.

(2)	Impairment charges related to fixed assets.

(3)	Loss on refinancing and extinguishment of debt related to the May 2017 amendment of the Term Loan Facility.

(4)	Fees and other expenses associated with the March 2016 secondary offering.

(5)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$60,627	$87,327	$64,178	$115,241
Capital expenditures	(39,879)	(26,339)	(98,149)	(81,429)
Free cash flow	$20,748	$60,988	$(33,971)	$33,812